EXHIBIT 99.1

        News Release

Pioneer Natural Resources Reports Third Quarter 2009 Results

Dallas, Texas, November 3, 2009 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended September 30, 2009.

Pioneer reported a third quarter net loss attributable to common stockholders of $7 million, or $.06 per diluted share. The loss included a noncash unrealized loss on commodity derivatives of $10 million after tax, or $.08 per diluted share. Without the effect of this item, adjusted income for the third quarter of 2009 would have been $3 million, or $.02 per diluted share.

Included in Pioneer’s third quarter results were net gains of $5 million after tax, or $.05 per diluted share related to unusual items. These after-tax unusual items included:

•	gain on the sale of Pioneer’s Gulf of Mexico Shelf properties of $12 million after tax ($.11 per diluted share),
•	hurricane-related charge of $2 million after tax ($.01 per diluted share) that is expected to be covered by insurance and
•	stacked rig charges of $6 million after tax ($.05 per diluted share).

Recent highlights include:

•

Third quarter production averaged approximately 113 thousand barrels oil equivalent per day (MBOEPD), up 2% compared to the third quarter of 2008, reflecting the strong performance of Pioneer’s low-decline assets during a period when drilling was severely curtailed.

•	Third quarter production costs per barrel oil equivalent (BOE) were reduced by 24% from the third quarter of 2008 in response to the Company’s aggressive cost reduction initiatives.
•	An aggressive drilling campaign in the Spraberry field was initiated.
•

An Eagle Ford Shale well was successfully completed with an initial production rate of 11.3 million cubic feet equivalent per day of gas (MMCFEPD), consisting of 8.3 million cubic feet per day (MMCFPD) of liquids-rich gas and 500 barrels per day (BPD) of condensate.

•

Long-term debt was reduced by $112 million during the third quarter as a result of asset sales and free cash flow. (Excluding the debt of its subsidiary, Pioneer Southwest Energy Partners L.P., attributable to its acquisition of properties from Pioneer, Pioneer’s debt reduction was $247 million.)

•	Oil derivatives with price upside were added for 2010 and 2011, bringing forecasted oil production coverage to approximately 85% in both years.
•	Gas derivatives with price upside were added for 2011, bringing forecasted gas production coverage to approximately 50% in 2011. Coverage for 2010 is 80%.

Scott Sheffield, Chairman and CEO, stated, “Despite a substantial reduction in drilling activity for 2009, our high-quality assets delivered production growth of 7% during the first nine months compared to last year, and we continue to expect full-year production growth of at least 5% per share. We remain committed to a free cash flow model, with excess cash flow being used to reduce debt this year.”

“Improving oil prices and our strong derivative positions support operating cash flow forecasts of approximately $1 billion in 2010 and $1.4 billion in 2011. As a result, we are aggressively ramping up our drilling program in the Spraberry field and will continue our successful oil development program in Alaska. We have also expanded our Eagle Ford Shale drilling program where we hold

310,000 gross acres in one of the premier shale plays in the U.S. With this drilling program and the expiration of our 5 MBOEPD volumetric production payment obligation, we expect to once again generate quarterly production growth in 2010, while preserving our free cash flow model.”

Operations Update

In the Spraberry field, Pioneer increased daily production for the first nine months of 2009 by 8% to 33 MBOEPD as compared to the same period in 2008. This production growth reflects the success of the 2008 drilling program, improved well performance and the Spraberry’s low production decline rates. Nine-month results also include inventoried natural gas liquids (NGLs) sold during the first half of 2009 that were produced but not sold in the fourth quarter of 2008 as a result of hurricane damage to third-party fractionation facilities.

Pioneer resumed Spraberry drilling activities in August and now has three rigs drilling in the field, which is the largest onshore oil field in the U.S. lower 48 states. Pioneer is the largest producer in the Spraberry field. With a substantial reduction in well costs, Pioneer’s internal rate of return on Spraberry drilling has improved to approximately 50% before tax, at current strip prices for oil. As a result, the Company is aggressively ramping up Spraberry drilling and expects to have 14 rigs running by January 2010, increasing to 19 rigs by mid-year and 24 rigs by year end.

Approximately 425 Spraberry wells are expected to be drilled during 2010, with a continual ramp up in quarterly production anticipated. Fourth quarter production is expected to average approximately 29 MBOEPD during 2009 and increase to approximately 34 MBOEPD in the fourth quarter of 2010. The majority of these wells will include completions in additional zones, including the Wolfcamp and shale/silt intervals. Pioneer will also implement a 7,000-acre waterflood project in 2010.

The Company plans to continue to add rigs beyond 2010, and by 2012, Pioneer plans to be operating 40 rigs and drilling 1,000 wells per year. From 2009 through 2013, Spraberry production is expected to double with compounded annual production growth averaging approximately 20%.

In South Texas, Pioneer’s daily production for the first nine months of 2009 rose 4% to 76 MMCFPD versus the prior-year period, benefitting from its strong 2008 Edwards Trend drilling program. The Company also recently announced a significant discovery in the Eagle Ford Shale play where it holds 310,000 gross acres overlaying the Edwards Trend. The Sinor #5 well flowed at an initial rate of approximately 11.3 MMCFEPD of gas (approximately 8.3 MMCFPD of liquids-rich gas and 500 BPD of higher-valued condensate). The liquids-rich gas contains 1,200 British thermal units per cubic foot. Pioneer now plans to continuously operate one rig in the play through 2010 and test the benefits of longer laterals and additional frac stages. The Company is drilling its next well and will evaluate a further rig expansion as additional drilling results are known. Pioneer is also exploring a joint venture strategy to accelerate development of its extensive Eagle Ford acreage position.

On the North Slope of Alaska, production from Pioneer’s Oooguruk field averaged 4 thousand barrels of oil per day (MBOPD) during the first nine months of 2009. Third quarter production averaged 6 MBOPD. Pioneer successfully drilled a total of five horizontal Nuiqsut laterals during the second and third quarters, three fracture-stimulated production wells and two unstimulated water injection wells. During the upcoming winter drilling season, the Company will resume drilling to the Kuparuk zone where the Company has previously drilled two high-rate producing wells.

In the Raton and Mid-Continent areas, no wells have been drilled during 2009, but due to the low production decline characteristics of these areas, nine-month production was down only 5% to 188 MMCFPD and 7% to 109 MMCFEPD, respectively, compared to last year. The reduction in Mid-Continent production included the curtailment of approximately 6 MMCFEPD during the second quarter of 2009 due to an unscheduled third-party pipeline repair. Pioneer’s Mid-Continent production will increase by approximately 28 MMCFPD on January 1, 2010 with the expiration of the volumetric production payment (VPP) obligation in the Hugoton field.

Daily production in Tunisia increased 13% to 7 MBOEPD in the first nine months of 2009 as compared to the same period in 2008. Fourth quarter production is forecasted to average 6 MBOEPD reflecting planned gas pipeline repairs and the planned lifting schedule. Pioneer-operated drilling will recommence in early 2010 with three new prospects identified from new 3-D seismic. The Company is also participating in two non-operated wells being drilled in the Adam Concession during the fourth quarter of 2009.

In South Africa, daily production for the first nine months of 2009 increased 51% to 6 MBOEPD compared to the same period in 2008 reflecting the commencement of production from the most prolific well in Pioneer’s South Coast Gas project during the fourth quarter of 2008. A major maintenance shutdown commenced in late September and is expected to return to full capacity in early November at the Mossel Bay gas-to-liquids plant where the gas production is sold. As a result, fourth quarter forecasted production is expected to be curtailed by approximately 2 MBOEPD and average 4 MBOEPD.

Cost Reduction Initiatives

Pioneer’s asset teams have aggressively implemented initiatives to reduce 2009 lease operating expenses (LOE). Third quarter production costs were 24% lower on a per BOE basis than the same period in 2008. The Company has achieved significant reductions in electricity, water disposal, well servicing, facilities and compression costs. Compared to the second quarter of 2009, production costs were up 11% on a per BOE basis, primarily due to higher production taxes, increased workover and preventive maintenance activity and lower production volumes. The Company did not experience inflation in service costs and other base operating expenses during the quarter.

The Company has also worked with service providers to reduce drilling and completion costs. Since the third quarter of 2008 when these costs peaked, Pioneer has reduced drilling and completion costs by more than 30% per well for the majority of its domestic drilling inventory.

Financial Review

Third quarter sales from continuing operations averaged 112,623 barrels oil equivalent per day (BOEPD), consisting of oil sales averaging 31,663 barrels per day (BPD), NGL sales averaging 18,602 BPD and gas sales averaging 374 MMCFPD.

The reported third quarter average price for oil was $78.20 per barrel and included $8.24 per barrel related to deferred revenue from VPPs for which production was not recorded. The reported price for NGLs was $33.13 per barrel. The reported price for gas was $3.64 per thousand cubic feet (MCF) and included $.35 per MCF related to deferred revenue from VPPs for which production was not recorded.

Third quarter production costs averaged $11.43 per BOE.

Depreciation, depletion and amortization (DD&A) expense averaged $15.69 per BOE for the third quarter. Exploration and abandonment costs were $25 million for the quarter and included $13 million of acreage and unsuccessful drilling costs and $12 million of geologic and geophysical expenses and personnel costs.

Cash flow from operating activities for the third quarter was $162 million.

Financial Outlook

Fourth quarter production is forecasted to average 105,000 BOEPD to 110,000 BOEPD, reflecting reduced 2009 drilling activity, downtime associated with the gas plant maintenance shutdown in South Africa and gas pipeline repairs and planned lifting schedule in Tunisia.

Fourth quarter production costs are expected to average $11.50 to $13.50 per BOE, based on current NYMEX strip prices for oil and gas, including higher production taxes and transportation costs, lower production volumes and increased workover activity. DD&A expense is expected to average $15.50 to $17.00 per BOE based on the new SEC reserve pricing methodology that is expected to be implemented during the fourth quarter of 2009.

Total exploration and abandonment expense during the fourth quarter is expected to be $20 million to $30 million, primarily related to exploration wells, including related acreage costs, and seismic and personnel costs.

General and administrative expense is expected to be $35 million to $39 million. Interest expense is expected to be $42 million to $45 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Noncontrolling interest in consolidated subsidiaries’ net income is expected to be $8 million to $10 million, primarily reflecting the public ownership in Pioneer Southwest.

The Company also expects to recognize $5 million to $10 million of charges in other expense associated with certain drilling rigs stacked as a result of the low price environment.

The Company’s fourth quarter effective income tax rate is expected to range from 40% to 50% based on current capital spending plans, higher tax rates in Tunisia and no significant mark-to-market changes in the Company’s derivative position. Cash taxes are expected to be $10 million to $15 million and are primarily attributable to Tunisia.

Pioneer has increased its 2010 and 2011 oil and gas derivative positions to support the Company’s free cash flow model and the resumption of oil drilling. In particular, the Company recently added 2,000 BPD of three-way oil collar derivatives in 2010 and 9,000 BPD in 2011, with upside to approximately $87 per barrel and $107 per barrel, respectively. The Company also added 75,000 million British thermal units per day of three-way gas collar derivatives in 2011, with upside to $8.70 per million British thermal units.

The Company's financial and mark-to-market results, derivatives for oil, NGL and gas, amortization of net deferred gains on discontinued/terminated commodity hedges and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call

On Wednesday, November 4 at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. The presentation will be available on the website for preview in advance of the call. At the website, select ‘INVESTORS’ at the top of the page. For those who cannot listen to the live webcast, a replay will be available shortly thereafter. Or you may choose to dial (888) 395-3230 (confirmation code: 9764784) to listen by telephone and view the accompanying presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 9764784).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations primarily in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to Pioneer’s credit facility and derivative contracts and the purchasers of Pioneer’s oil, NGL and gas production, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065
Matt Gallagher – 972-969-4017
Nolan Badders – 972-969-3955

Media and Public Affairs

Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$55,615	$48,337
Accounts receivable, net	137,517	207,553
Income taxes receivable	16,290	60,573
Inventories	145,976	76,901
Prepaid expenses	12,553	12,464
Deferred income taxes	3,417	6,510
Derivatives	41,280	59,622
Other current assets, net	10,314	14,951

Total current assets	422,962	486,911

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	10,383,159	10,371,403
Accumulated depletion, depreciation and amortization	(2,819,643)	(2,511,401)

Total property, plant and equipment	7,563,516	7,860,002

Deferred income taxes	2,572	553
Goodwill	309,371	310,563
Derivatives	35,772	72,594
Other assets, net	346,875	431,162

	$8,681,068	$9,161,785

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$220,330	$356,972
Interest payable	28,481	43,247
Income taxes payable	12,745	3,618
Deferred income taxes	307	—
Deferred revenue	104,743	147,905
Discontinued operations held for sale	1,802	—
Derivatives	91,967	49,561
Other current liabilities	57,445	93,694

Total current liabilities	517,820	694,997

Long-term debt	2,867,298	2,899,241
Deferred income taxes	1,408,481	1,501,459
Deferred revenue	109,497	177,236
Derivatives	65,664	20,584
Other liabilities	178,076	187,409
Stockholders' equity	3,534,232	3,680,859

	$8,681,068	$9,161,785

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues and other income:
Oil and gas	$409,969	$600,413	$1,148,512	$1,777,579
Interest and other	503	2,285	99,761	33,697
Gain (loss) on disposition of assets, net	(385)	190	(447)	4,768
	410,087	602,888	1,247,826	1,816,044
Costs and expenses:
Oil and gas production	90,394	107,159	285,617	297,299
Production and ad valorem taxes	28,089	46,124	79,503	129,670
Depletion, depreciation and amortization	162,605	121,265	509,422	338,153
Impairment of oil and gas properties	-	89,753	21,091	89,753
Exploration and abandonments	25,073	109,420	77,861	172,714
General and administrative	34,799	31,622	102,728	103,739
Accretion of discount on asset retirement obligations	2,754	1,981	8,259	5,885
Interest	43,438	41,176	128,051	123,124
Hurricane activity, net	1,830	541	18,280	2,400
Derivative losses, net	15,222	3,858	85,583	1,451
Other	21,363	33,964	89,467	54,153
	425,567	586,863	1,405,862	1,318,341

Income (loss) from continuing operations before income taxes	(15,480)	16,025	(158,036)	497,703
Income tax benefit (provision)	5,206	(13,165)	47,671	(217,615)

Income (loss) from continuing operations	(10,274)	2,860	(110,365)	280,088
Income from discontinued operations, net of tax	12,107	327	13,868	14,718

Net income (loss)	1,833	3,187	(96,497)	294,806
Net income attributable to noncontrolling interests	(8,998)	(8,422)	(12,269)	(15,388)
Net income (loss) attributable to common stockholders	$(7,165)	$(5,235)	$(108,766)	$279,418

Basic earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$(0.17)	$(0.04)	$(1.07)	$2.22
Income from discontinued operations attributable to common stockholders	0.11	-	0.12	0.12
Net income (loss) attributable to common stockholders	$(0.06)	$(0.04)	$(0.95)	$2.34

Diluted earnings per share:
Income (loss) from continuing operations attributable to common stockholders	$(0.17)	$(0.04)	$(1.07)	$2.20
Income from discontinued operations attributable to common stockholders	0.11	—	0.12	0.12
Net income (loss) attributable to common stockholders	$(0.06)	$(0.04)	$(0.95)	$2.32

Weighted average shares outstanding:
Basic	114,123	118,110	114,118	118,136
Diluted	114,123	118,110	114,118	118,765

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Nine Months Ended
	September, 30		September, 30
	2009	2008	2009	2008

Cash flows from operating activities:
Net income (loss)	$1,833	$3,187	$(96,497)	$294,806
Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depletion, depreciation and amortization	162,605	121,265	509,422	338,153
Impairment of oil and gas properties	—	89,753	21,091	89,753
Exploration expenses, including dry holes	12,745	89,414	40,699	93,996
Hurricane activity	1,200	—	16,200	—
Deferred income taxes	(17,456)	(10,964)	(67,397)	160,346
(Gain) loss on disposition of assets, net	385	(190)	447	(4,768)
Accretion of discount on asset retirement obligations	2,754	1,981	8,259	5,885
Discontinued operations	(10,581)	10,145	(5,373)	24,609
Interest expense	7,165	7,158	20,694	21,252
Derivative related activity	70	15,602	48,305	31,118
Amortization of stock-based compensation	10,096	8,323	29,319	25,571
Amortization of deferred revenue	(37,207)	(39,708)	(110,902)	(118,644)
Other noncash items	5,825	26,708	30,665	30,495
Change in operating assets and liabilities:
Accounts receivable, net	17,133	59,496	71,074	(39,039)
Income taxes receivable	12,966	(120)	44,762	(9,522)
Inventories	5,620	(14,347)	(52,069)	(54,990)
Prepaid expenses	7,287	(8,255)	(6,900)	(7,152)
Other current assets, net	31,612	(9,747)	98,532	(2,561)
Accounts payable	13,150	16,533	(94,238)	15,364
Interest payable	(14,867)	(15,878)	(14,766)	(12,724)
Income taxes payable	(4,790)	(16,584)	9,127	11,528
Other current liabilities	(45,048)	(28,000)	(89,629)	(76,972)
Net cash provided by operating activities	162,497	305,772	410,825	816,504
Net cash used in investing activities	(53,184)	(393,238)	(312,991)	(884,719)
Net cash provided by (used in) financing activities	(118,021)	111,001	(90,556)	122,861
Net increase (decrease) in cash and cash equivalents	(8,708)	23,535	7,278	54,646
Cash and cash equivalents, beginning of period	64,323	43,282	48,337	12,171
Cash and cash equivalents, end of period	$55,615	$66,817	$55,615	$66,817

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2009	2008	2009	2008
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) —	U.S.	24,754	19,824	24,989	19,919
	South Africa	575	2,995	401	2,879
	Tunisia	6,334	6,831	6,612	5,705
	Worldwide	31,663	29,650	32,002	28,503

Natural gas liquids (Bbls) —	U.S.	18,602	18,884	20,044	19,568

Gas (Mcf) —	U.S.	341,874	364,357	360,896	365,438
	South Africa	31,372	4,956	31,637	5,199
	Tunisia	904	2,709	1,662	2,303
	Worldwide	374,150	372,022	394,195	372,940

Total (BOE) —	U.S.	100,335	99,434	105,182	100,393
	South Africa	5,803	3,821	5,674	3,746
	Tunisia	6,485	7,283	6,890	6,089
	Worldwide	112,623	110,538	117,746	110,228

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) —	U.S.	266	756	741	1,093

Natural gas liquids (Bbls) —	U.S.	42	37	38	42

Gas (Mcf) —	U.S.	1,085	3,041	2,534	4,063

Total (BOE) —	U.S.	489	1,300	1,202	1,812

Average Reported Prices (a):
Oil (per Bbl) —	U.S.	$81.57	$69.10	$70.13	$69.32
	South Africa	$70.30	$107.89	$63.08	$113.39
	Tunisia	$65.76	$101.01	$56.83	$109.38
	Worldwide	$78.20	$80.37	$67.29	$81.79

Natural gas liquids (per Bbl) —	U.S.	$33.13	$62.23	$27.33	$57.41

Gas (per Mcf) —	U.S.	$3.42	$7.92	$3.69	$8.09
	South Africa	$5.93	$8.10	$5.08	$8.09
	Tunisia	$9.35	$15.67	$7.22	$14.29
	Worldwide	$3.64	$7.98	$3.82	$8.13

Total (BOE) —	U.S.	$37.92	$54.61	$34.54	$54.41
	South Africa	$39.03	$95.07	$32.80	$98.39
	Tunisia	$65.54	$100.58	$56.28	$107.89
	Worldwide	$39.57	$59.04	$35.73	$58.86

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income (loss) and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$1,833	$3,187	$(96,497)	$294,806
Depletion, depreciation and amortization	162,605	121,265	509,422	338,153
Impairment of oil and gas properties	—	89,753	21,091	89,753
Exploration and abandonments	25,073	109,420	77,861	172,714
Hurricane activity	1,200	—	16,200	—
Accretion of discount on asset retirement obligations	2,754	1,981	8,259	5,885
Interest expense	43,438	41,176	128,051	123,124
Income tax (benefit) provision	(5,206)	13,165	(47,671)	217,615
(Gain) loss on disposition of assets, net	385	(190)	447	(4,768)
Discontinued operations	(10,581)	10,145	(5,373)	24,609
Current income tax provision on discontinued operations	—	135	—	306
Cash exploration and abandonment expense on discontinued operations	7	1,655	30	7,127
Derivative related activity	70	15,602	48,305	31,118
Amortization of stock-based compensation	10,096	8,323	29,319	25,571
Amortization of deferred revenue	(37,207)	(39,708)	(110,902)	(118,644)
Other noncash items	5,825	26,708	30,665	30,495

EBITDAX (a)	200,292	402,617	609,207	1,237,864

Cash interest expense	(36,273)	(34,018)	(107,357)	(101,872)
Current income taxes	(12,250)	(24,264)	(19,726)	(57,575)

Discretionary cash flow (b)	151,769	344,335	482,124	1,078,417

Cash exploration expense	(12,335)	(21,661)	(37,192)	(85,845)
Changes in operating assets and liabilities	23,063	(16,902)	(34,107)	(176,068)

Net cash provided by operating activities	$162,497	$305,772	$410,825	$816,504

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of oil and gas properties; exploration and abandonments; noncash hurricane activity; noncash derivative activity; accretion of discount on asset retirement obligations; interest expense; income taxes; (gain) loss on the disposition of assets, net; noncash effects from discontinued operations; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

(in thousands, except per share data)

Income adjusted for unrealized mark-to-market derivatives losses, net, as presented in this press release are presented and reconciled to Pioneer's net loss attributable to common stockholders that is determined in accordance with GAAP because Pioneer believes that these non-GAAP financial measure reflects an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP measures may enhance investors' ability to assess Pioneer's historical and future financial performance. These non-GAAP financial measures are not intended to be substitutes for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Unrealized mark-to-market derivative gains and losses will recur in future periods; however, the amount and frequency of each item can vary significantly from period to period. The table below reconciles Pioneer's net loss attributable to common stockholders for the three months ended September 30, 2009, as determined in accordance with GAAP, to the income as adjusted for unrealized mark-to-market derivative losses, net, for that quarter:

	After-tax Amounts	Per Share

Net loss attributable to common stockholders	$(7,165)	$(0.06)
Plus: Unrealized derivative mark-to-market losses, net	9,817	0.08
Income adjusted for unrealized mark-to-market derivative losses, net	$2,652	$0.02

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of October 16, 2009 (a)

	2009
	Fourth Quarter	2010	2011	2012	2013
Average Daily Oil Production Associated with Derivatives (a):
Swap Contracts:
Volume (Bbl)	11,250	2,500	750	3,000	3,000
NYMEX price (Bbl) (b)	$63.41	$93.34	$77.25	$79.32	$81.02
Collar Contracts:
Volume (Bbl)	2,000	—	2,000	—	—
NYMEX price (Bbl):
Ceiling	$70.38	$—	$170.00	$—	$—
Floor	$52.00	$—	$115.00	$—	$—
Collar Contracts with Short Puts:
Volume (Bbl)	15,000	27,000	34,000	5,000	1,250
NYMEX price (Bbl):
Ceiling	$69.72	$83.84	$97.98	$106.70	$111.50
Floor	$51.47	$66.89	$73.38	$80.00	$83.00
Short Put	$41.47	$53.96	$58.91	$65.00	$68.00
Percent of total oil production (c):	~90%	~85%	~85%	~15%	~5%
Average Daily Natural Gas Liquid Production Associated with Derivatives (a):
Swap Contracts:
Volume (Bbl)	3,750	1,250	750	750	—
Blended index price (Bbl) (d)	$34.28	$47.38	$34.65	$35.03	$—
Percent of total NGL production (c):	~20%	~5%	<5%	<5%	N/A
Average Daily Gas Production Associated with Derivatives (a):
Swap Contracts:
Volume (MMBtu)	137,500	152,295	2,500	2,500	2,500
NYMEX price (MMBtu) (e)	$6.13	$6.42	$6.65	$6.77	$6.89
Collar Contracts:
Volume (MMBtu)	20,000	30,000	—	—	—
NYMEX price (MMBtu) (e):
Ceiling	$5.90	$7.52	$—	$—	$—
Floor	$4.00	$6.00	$—	$—	$—
Collar Contracts with Short Puts:
Volume (MMBtu)	150,000	95,000	175,000	50,000	—
NYMEX price (MMBtu) (e):
Ceiling	$5.35	$7.94	$8.69	$8.81	$—
Floor	$4.18	$6.00	$6.36	$6.25	$—
Short Put	$3.18	$5.00	$4.93	$4.50	$—
Percent of U.S. gas production (c):	~90%	~80%	~50%	~15%	<1%
Basis Swap Contracts:
Spraberry Index Swaps – (MMBtu) (f)	35,000	5,000	—	—	—
Price differential ($/MMBtu)	$(0.76)	$(0.81)	—	—	—
Mid-Continent Index Swaps – (MMBtu) (f)	220,000	180,000	100,000	20,000	10,000
Price differential ($/MMBtu)	$(1.07)	$(0.85)	$(0.71)	$(0.78)	$(0.71)
Gulf Coast Index Swaps – (MMBtu) (f)	30,000	30,000	—	—	—
Price differential ($/MMBtu)	$(0.37)	$(0.29)	$—	$—	$—

_____________

(a)

On February 1, 2009, Pioneer Natural Resources Company (the "Company") ceased accounting for commodity derivatives as hedges on a prospective basis. Changes in derivative values since February 1, 2009 are recorded as derivative gains or losses.

(b)	Represents NYMEX and Dated Brent average prices on U.S. and foreign production
(c)	Represents percent of forecasted production, which may differ from percentage of actual production.
(d)	Represents the blended Mont Belvieu index price per Bbl.
(e)	Approximate NYMEX Henry Hub index price, based on historical differentials to the index price on the derivative trade date.
(f)	Represents swaps that fix the basis differentials between Spraberry, Mid-Continent and Gulf Coast indices at which the Company sells its gas and NYMEX Henry Hub prices.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Amortization of Deferred Revenue Associated with Volumetric

Production Payments and Net Derivative Losses as of September 30, 2009

(in thousands)

	2009
	Fourth
	Quarter	2010	Thereafter	Total

Total deferred revenues (a)	$37,003	$90,215	$87,022	$214,240
Less derivative losses to be
recognized in pretax earnings (b)	(822)	(2,403)	(6,729)	(9,954)

Total VPP impact to pretax earnings	$36,181	$87,812	$80,293	$204,286

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

Deferred Gains on Discontinued and Terminated Commodity Hedges

as of September 30, 2009 (a)

(in thousands)

	2009
	Fourth Quarter	2010	2011	2012

Commodity hedge losses (b):
Oil	$20,674	$77,511	$32,241	$(3,157)
NGL	1,588	3,691	—	—
Gas	2,360	7,297	—	—
	$24,622	$88,499	$32,241	$(3,157)

_____________

(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge gains will be amortized as increases to oil and gas revenues during the indicated future periods.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Derivative Losses, Net

(in thousands)

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009

Noncash mark-to-market changes:
Oil derivative loss (gain)	$(47,991)	$66,794
Gas derivative loss	61,309	44,312
NGL derivative loss	1,695	8,260
Interest rate derivative loss (gain)	(1,581)	1,521

Total noncash derivative loss, net (a)	13,432	120,887

Cash settlements:
Oil derivative loss	27,841	25,239
Gas derivative gain	(29,924)	(64,936)
NGL derivative loss	2,423	2,794
Interest rate derivative loss	1,450	1,599

Total cash derivative loss (gain), net	1,790	(35,304)

Total derivative loss, net	$15,222	$85,583

_____________

(a)

Total noncash derivative loss, net include $2.2 million of gain and $8.0 million of loss attributable to noncontrolling interests in consolidated subsidiaries during the three and nine month periods ended September 30, 2009, respectively.